NEWS RELEASE

The Andersons Sends Letter to HC2

MAUMEE, OHIO, June 3, 2016 -The Andersons, Inc. (Nasdaq: ANDE) today sent a letter to HC2 Holdings, Inc. (NYSE MKT: HCHC) confirming receipt of HC2’s letter dated June 2, 2016. The following is the full text of the letter that was sent to HC2 Chairman, President and Chief Executive Officer Philip A. Falcone.

HC2 Holdings, Inc.
450 Park Avenue
30th Floor
New York, NY 10022
Attn: Philip A. Falcone

Dear Mr. Falcone:

The Board of Directors of The Andersons, Inc. (the “Company”) has received your letter, dated June 2, 2016, restating your proposal that HC2 Holdings, Inc. acquire all of the outstanding shares of the Company for $37.00 per share in cash.

As I indicated to you in writing on April 4, 2016, the Board of Directors unanimously rejected your $37.00 per share proposal, determining that it undervalued The Andersons and was not the basis for further engagement. Rather than increasing your proposal to a level that is credible, your June 2 letter restates your previously rejected offer. You also restate a prior proposal to break up the Company by acquiring the Grain and Rail businesses, and now further propose to break up the Company by acquiring the Grain, Rail and Ethanol businesses. The Board of Directors will carefully consider your letter and your latest proposal and evaluate whether that proposal is in the best interests of the Company and its shareholders.

Sincerely,
Michael J. Anderson
Chairman of the Board of Directors

cc:    Board of Directors
Patrick E. Bowe
Naran U. Burchinow

Deutsche Bank is acting as financial advisor and Kirkland & Ellis is acting as legal advisor to The Andersons.

About The Andersons, Inc.
The Andersons, Inc. is a diversified company rooted in agriculture. Founded in Maumee, Ohio, in 1947, the company conducts business across North America in the grain, ethanol, and plant nutrient sectors, railcar leasing, turf and cob products, and consumer retailing. For more information, visit The Andersons online at www.andersonsinc.com.

Contact:	James C. Burmeister	Larry Miller / Scott Winter
	VP, Finance & Treasurer	Innisfree M&A Incorporated
	419-891-5848	212-750-5833